Exhibit 20.1
CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

Dated May __, 2008,

Up to [___________] Shares

Of

Common Stock

Par Value $0.001 Per Share

THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM MAY NOT BE SHOWN OR GIVEN TO ANY PERSON OTHER THAN THE PERSON WHOSE NAME APPEARS ABOVE AND MAY NOT BE PRINTED OR REPRODUCED IN ANY MANNER WHATSOEVER.  FAILURE TO COMPLY WITH THIS DIRECTIVE CAN RESULT IN A VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, INCLUDING REGULATION FD.  ANY FURTHER DISTRIBUTION OR REPRODUCTION OF THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM, IN WHOLE OR IN PART, OR THE DISCLOSURE OF ANY OF ITS CONTENTS BY AN OFFEREE IS UNAUTHORIZED.

Dahlman Rose & Company, LLC

as Placement Agent

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

Dated May 14, 2008

UP TO ___,000 SHARES OF COMMON STOCK

PRIVATE PLACEMENT
TO SELECTED
ACCREDITED INVESTORS ONLY

Deep Down, Inc. (“Deep Down,” “we” or “us”) is offering to sell up to an aggregate of ___,000 shares of our common stock, par value $0.001 per share.  Only selected investors who qualify as “accredited investors” as defined in this confidential private placement memorandum are eligible to receive a copy of this confidential private placement memorandum and purchase these shares.  This confidential private placement memorandum has been prepared by us.

This offer is subject to a number of closing conditions, which include:

•	execution of purchase agreements in substantially the form accompanying this confidential private placement memorandum (the “Purchase Agreements”); and
•	approval of certain legal matters.

OUR COMMON STOCK IS QUOTED ON THE OTC BULLETIN BOARD UNDER THE SYMBOL “DPDW.”  HOWEVER, THE SHARES OFFERED BY THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR JURISDICTION.  THIS OFFER IS BEING MADE PURSUANT TO THE EXEMPTION PROVIDED BY SECTION 4(2) OF THE SECURITIES ACT AND REGULATION D PROMULGATED THEREUNDER.  ACCORDINGLY, THE OFFERED SHARES MAY NOT BE TRANSFERRED BY YOU IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR EVIDENCE ACCEPTABLE TO US AND OUR COUNSEL, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT REGISTRATION IS NOT REQUIRED.

THE SHARES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OF ANY JURISDICTION, NOR HAS THE SEC OR SUCH SECURITIES REGULATORY AUTHORITY PASSED UPON THE ADEQUACY OR ACCURACY OF THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL TO, OR A SOLICITATION OF AN OFFER TO BUY FROM, ANYONE IN ANY STATE OR ANY OTHER JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED.

THE PURCHASE OF OUR SHARES ENTAILS A NUMBER OF VERY SIGNIFICANT RISKS.  SEE “RISK FACTORS” ON PAGES __ THROUGH __ HEREIN AND “IMPORTANT CONSIDERATIONS” ON PAGES __ THROUGH __ HEREIN.   BECAUSE OF THESE RISKS, YOU SHOULD INVEST YOUR FUNDS ONLY IF YOU ARE ABLE TO BEAR THE FULL RISK, AND WITHSTAND THE TOTAL LOSS, OF YOUR ENTIRE INVESTMENT.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

TABLE OF CONTENTS

Page

IMPORTANT CONSIDERATIONS	1

SUMMARY OF OFFERING	7

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	8

INFORMATION INCORPORATED BY REFERENCE	9

OUR BUSINESS	10

RISK FACTORS	25

USE OF PROCEEDS	32

MANAGEMENT	33

PRICE RANGE OF COMMON STOCK	36

Purchase Agreement	Exhibit A

Stock Certificate and Registration Statement Questionnaires	Appendix I to Exhibit A

Purchaser’s Certificate of Subsequent Sale	Appendix II to Exhibit A

Form of Legal Opinion	Exhibit A to Exhibit A

Financial Statements of Flotation Technologies, Inc.	Exhibit B

Unaudited Combining Pro Forma Financial Results	Exhibit C

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM
i

You are hereby entitled to rely only on the information contained in this confidential private placement memorandum, including the exhibits attached hereto and made a part hereof, and the information incorporated by reference herein.  Such information is accurate only as of the date on the front cover of this confidential private placement memorandum or, with respect to exhibits which have been incorporated by reference, as of the date specified therein.  Our business, financial condition and prospects may have changed since such date.  Neither the placement agent nor any other person has been authorized to provide you with different or additional information.  No offer is being made to sell our shares in any jurisdiction where the offer or sale is not permitted.  Neither we nor the placement agent intends to update or otherwise revise this confidential private placement memorandum following its distribution, and recipients of this confidential private placement memorandum should not expect us or the placement agent to do so, except that we incorporate by reference into this confidential private placement memorandum any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of this offering. Prospective investors are urged to conduct an independent investigation and evaluation of Deep Down and the proposed transaction.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM
ii

IMPORTANT CONSIDERATIONS

We intend that this offering of our shares be made only to accredited investors purchasing in the ordinary course of their business for their own account for investment and not with a view to, or in connection with any arrangements or understandings regarding, any subsequent distributions.  An “accredited investor,” as used in this confidential private placement memorandum, is a person defined as an “accredited investor” in Rule 501(a) under the Securities Act.

We have requested Dahlman Rose & Co., LLC, which is acting as the placement agent for this offering, to introduce us to qualified accredited investors as determined by us.  Dahlman Rose & Co., LLC is not entitled to make any representations to you, nor are they authorized to execute any documents on our behalf or bind us in any way.  Dahlman Rose & Co., LLC’s fee for services provided in connection with this offering will be payable by us based on the aggregate proceeds from this offering.  All inquiries regarding this offering should be directed to Dahlman Rose & Co., LLC.

Dahlman Rose & Co., LLC is furnishing this confidential private placement memorandum on our behalf solely for the consideration of prospective investors who have the knowledge and experience in financial and business matters and the capability to conduct their own due diligence investigation and evaluation in connection with the investment described herein.

Dahlman Rose & Co., LLC shall receive a customary fee in connection with the sale of the shares of our common stock in this offering.  In addition, Dahlman Rose & Co., LLC may continue to act and be compensated as financial advisor to us in the future and will be compensated at customary rates for any such services.

The material presented in this confidential private placement memorandum contains the subjective views of our management.  There can be no assurance that management’s views or any forward-looking statements included herein are or will be accurate.  Industry experts may disagree with these assumptions and with management’s view of the market and our prospects.

We have prepared this confidential private placement memorandum solely for the benefit of accredited investors interested in this offering of our shares.  The information contained in this confidential private placement memorandum is strictly confidential and has been prepared in part from our publicly available documents.  You agree to use this information for the sole purpose of evaluating a possible investment in our shares and for no other purpose.

YOU ARE PROHIBITED FROM REPRODUCING OR DISTRIBUTING THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM, IN WHOLE OR IN PART, OR DIVULGING ANY OF ITS CONTENTS, WITHOUT OUR PRIOR WRITTEN CONSENT, WHICH CONSENT MAY BE WITHHELD IN OUR SOLE AND ABSOLUTE DISCRETION.  FURTHER, THE EXISTENCE AND NATURE OF ALL CONVERSATIONS REGARDING US AND THIS OFFERING MUST BE KEPT STRICTLY CONFIDENTIAL.  You should be aware that the federal securities laws impose restrictions on trading based on information regarding this offering or any information contained in this confidential private placement memorandum.  In addition, unauthorized disclosure of this information may cause us to violate Regulation FD.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

The delivery of this confidential private placement memorandum constitutes an offer only to the offeree who receives a copy of this confidential private placement memorandum from the placement agent.  We may withdraw, cancel or modify this offering of our shares at any time and without prior notice.

This confidential private placement memorandum does not purport to be all-inclusive or to contain all the information that you may desire in investigating us.  You should conduct and rely on your own evaluation of us and the terms of this offering, including the merits and risks involved, in making an investment decision with respect to our shares.

You should not construe the contents of this confidential private placement memorandum as investment, tax or legal advice.  This confidential private placement memorandum, as well as the nature of the investment in the shares, should be reviewed by you, your investment, tax or other advisors, and your accountants and legal counsel.  Please note that when we refer to “this confidential private placement memorandum,” we also are referencing all attached exhibits and their appendices and all information incorporated by reference herein or therein.

This confidential private placement memorandum does not constitute an offer to sell or a solicitation of an offer to buy any of our shares in any state or other jurisdiction or to any person if such an offer or solicitation is unlawful or unauthorized.  Offers to sell or solicitations of an offer to buy any of these shares will be made only after prospective investors have had an opportunity to perform their own due diligence investigations.

This confidential private placement memorandum includes the form of purchase agreement for the offered shares and certain other documents concerning us.  You are strongly encouraged to read these documents before purchasing the shares offered by this confidential private placement memorandum.

We reserve the right to reject any prospective investment, in whole or in part, or to allot to any prospective investor less than the number of shares that such investor desires to purchase.

Neither the delivery of this confidential private placement memorandum nor any sales made under it shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this confidential private placement memorandum, or that the information contained in it is correct as of any time subsequent to the date of this confidential private placement memorandum.

In recognition of the fact that investors, even though purchasing these shares for investment, may wish to be legally permitted to sell their shares when they deem appropriate, we have agreed to grant the investors certain registration rights.  We will agree to prepare and file with the SEC as promptly as reasonably practical, but in no event later than thirty (30) days after the closing of this offering, a registration statement on Form S-3, or other appropriate Form, with respect to the resale of those shares from time to time and prepare and file such amendments and supplements to the resale registration statement as may be necessary to keep it effective until the earlier of:

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

•	the passage of two years from the effective date of the resale registration statement;
•	the date on which investors that purchase shares in this offering may sell all of their shares, without registration, pursuant to Rule 144(k) of the Securities Act; or
•	such time as all such shares have been sold pursuant to the resale registration statement.

We expect that the resale registration statement will provide for the following plan of distribution with respect to the shares of our common stock acquired in this offering:  the shares of our common stock acquired in this offering may be sold from time to time by the investors, or by pledgees, donees, transferees or other successors in interest.  Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.  The shares of our common stock acquired in this offering may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to the resale registration statement; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) transactions between sellers and purchasers without a broker/dealer.  In addition, any securities covered by the resale registration statement which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to the resale registration statement.  From time to time the investors may engage in short sales, short sales versus the box, puts and calls and other transactions in securities of Deep Down or derivatives thereof, and may sell and deliver the shares in connection therewith.

In effecting sales, brokers or dealers engaged by the investors may arrange for other brokers or dealers to participate.  Brokers or dealers will receive commissions or discounts from investors in amounts to be negotiated immediately prior to the sale.  The investors and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act, and a portion of any proceeds of sales and discount, commissions or other compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

We will not receive any of the proceeds from the sale of the shares registered through the resale registration statement.  We will pay all costs, expenses and fees in connection with the resale registration statement other than expenses and fees of counsel or other advisors to investors or underwriting discounts, brokerage commissions and similar selling expenses relating to the sale of the registered shares.

Notwithstanding the filing of the resale registration statement, you may not be able to sell shares acquired through this offering during certain periods where we must suspend the use of the prospectus forming a part of the resale registration statement until such time as an amendment to the resale registration statement has been filed by us and declared effective by the SEC, or such time as such prospectus has been supplemented, or until such time as we have filed an appropriate report with the SEC pursuant to the Exchange Act.  By executing the purchase agreement, you also are agreeing to indemnify us against certain liabilities.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

The completion of the purchase and sale of the offered shares will take place concurrently with or shortly after the execution of the purchase agreements by us and each of the investors.

We have prepared a purchaser’s questionnaire for each investor to complete requesting certain information regarding such investor.  The questionnaire is attached as Appendix I to the purchase agreement (Exhibit A).  You must complete the questionnaire when you execute the purchase agreement.  We will utilize the questionnaire to confirm the accuracy of the statements as to each investor in the prospectus forming a part of the resale registration statement, including the information in the sections to be entitled “Selling Stockholders” and “Plan of Distribution.” You may be deemed an “underwriter” as that term is defined in the Securities Act.  Underwriters have statutory responsibilities as to the accuracy of any prospectus used by them.

Certificates evidencing the offered shares will be delivered to the investors at the closing of the purchase and sale of the shares with a legend on them stating that the shares have not been registered under the Securities Act and, therefore, cannot be sold unless they are registered under the Securities Act or unless an exemption from registration is available and we and our counsel approve the sale.  Each investor undertakes in the purchase agreement that, if the offered shares are resold, they will be resold in accordance with the resale registration statement.  Further, each investor acknowledges and agrees in the purchase agreement that the offered shares will not be transferable on our books unless the certificate evidencing those shares, when submitted to the transfer agent, is accompanied by a separate certificate executed by an officer of, or other person duly authorized by, the investor to the effect that the shares have been sold in accordance with the resale registration statement and there has been compliance with the requirement of delivering a current prospectus.  The text of this separate certificate is specified in Appendix II to the purchase agreement (Exhibit A).  Upon receipt of this certificate, share certificates bearing a restrictive legend may be exchanged by the transfer agent for share certificates not bearing a legend.

You may satisfy the prospectus delivery requirement by disclosing to a selling broker the existence of the requirement to sell the shares in accordance with the resale registration statement covering the shares and making arrangements with such broker to deliver a current prospectus in connection with any such sale.  Upon receipt of a written request therefor, we have agreed to provide a reasonable number of current prospectuses to each investor and to supply a reasonable number of copies to any other parties requiring such prospectuses.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

This confidential private placement memorandum is summary in nature and should be read in conjunction with:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on April 1, 2008, as amended by our Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 filed with the SEC on May 1, 2008;

•	[our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 15, 2008;]
•	our Current Reports on Form 8-K, filed with the SEC on May 1, 2008 and April 21, 2008;
•	our Notifications of Inability to Timely File Form 10-Q or 10-QSB on May 16, 2007 and August 14, 2007;
•	the purchase agreement to be entered into by the investors;
•	the Audited Financial Statements of Flotation Technologies, Inc. for the fiscal years ended December 31, 2007 and December 31, 2006; and
•	the Unaudited Combined Pro Forma Financial Results.

The purchase agreement; the Audited Financial Statements of Flotation Technologies, Inc.; and the Unaudited Combined Pro Forma Financial Results are attached hereto, and all of the other documents are incorporated by reference in this confidential private placement memorandum; all such documents constitute part of this confidential private placement memorandum.  We also incorporate by reference into this confidential private placement memorandum any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of this offering and you should read this confidential private placement memorandum in conjunction with any such future filings. Any information that we have furnished to the SEC shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that Section, nor shall such information be deemed to be incorporated by reference herein or in any registration statement or other document filed under the Securities Act or the Exchange Act, except as otherwise stated in such filing.

No person has been authorized to give any information other than that contained in this confidential private placement memorandum, or to make any representations in connection with this offering, and, if given or made, such other information or representations must not be relied upon as having been authorized by us or the placement agent.  We and the placement agent disclaim any and all liabilities for representations or warranties, express or implied, contained in, or omissions from, this confidential private placement memorandum or any other written or oral communication or transmission made available to the recipient.

You will be entitled to rely solely on those representations and warranties that may be made to you in the purchase agreement relating to your purchase of the shares offered by this confidential private placement memorandum.  However, no representation, warranty or covenant, express or implied, is made to you by the placement agent and no responsibility of any kind as between the investors and the placement agent is accepted by the placement agent, with respect to the completeness or accuracy of any information contained in this confidential private placement memorandum or as to any other matter concerning it or the statements made in it.  The accuracy of such information is solely our responsibility.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

NOTICE TO RESIDENTS OF ALL STATES:

OUR SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF US AND THE TERMS OF THIS OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.  OUR SHARES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY.  FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE PURCHASE AGREEMENT AND THE SECURITIES ACT OF 1933, AS AMENDED, AND OTHER APPLICABLE SECURITIES LAWS.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME AND MUST BE ABLE TO WITHSTAND A TOTAL LOSS OF THEIR INVESTMENT.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

SUMMARY OF OFFERING

Issuer	Deep Down, Inc.
OTC BB Stock Market Symbol	DPDW
Securities Offered	Common Stock, par value $0.001 per share.
Offering	Private placement of common stock offered by us to accredited investors within the meaning of Regulation D under the Securities Act of 1933.
Registration Rights
Resales by investors of shares purchased in this offering are to be covered by a resale registration statement on the appropriate form, which we will agree to file with the SEC within thirty (30) days following the closing of this offering.  The Company shall use its best efforts to respond to all SEC comments and to cause such registration statement to become effective within 90 days of the closing of this Offering.

The Offering	$40,000,000 Maximum
Placement Agent	Dahlman Rose & Company, LLC
Shares Outstanding as of March 28, 2008(1)	115,846,019 shares
Shares Outstanding as of March 28, 2008, as adjusted(1) (2)	_______ shares (giving effect to [___________] shares sold pursuant to this offering).
Placement Procedure
Interested investors will be asked to execute purchase agreements with us.  The closing for the sale of shares under those purchase agreements will occur concurrently with or shortly after their execution.

Additional Information	Our Purchase Agreement is included as an attachment to this Memorandum.
____________________________
(1) Excludes _________
(2) Assumes all of the shares of Common Stock offered hereby are sold.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This confidential private placement memorandum (together with any amendments or supplements hereto and any other information that may be furnished to you by us) contains certain “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) based on our current expectations, assumptions, estimates and projections about our business and our industry.  These forward-looking statements involve risks and uncertainties.  Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and variations of such words and other similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors described more fully (i) under the heading “Risk Factors” on page 26 of this confidential private placement memorandum and (ii) elsewhere in this confidential private placement memorandum.  Such forward-looking statements include, but are not limited to, those concerning estimated future demand for oil and gas; exploration and production trends; changes in commodity price of oil or natural gas; our plans regarding the nature and timing of product development and offerings; our need for additional capital; our future acquisitions, if any; and the impact of any of the above on our financial results.

All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements set forth in the Risk Factors and elsewhere in this confidential private placement memorandum. Investors are cautioned not to place undue reliance on forward-looking statements contained herein, which relate only to events and information known as of the date on which the statements are made.  Except for filings which are made prior to the termination of this offering and are incorporated by reference, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

INFORMATION INCORPORATED BY REFERENCE

We are subject to the informational and reporting requirements of the Exchange Act, under which we file periodic reports, proxy statements and other information with the SEC.  Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C.  20549 or on the Internet at http://www.sec.gov.  Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees.  Please call the SEC at (800) SEC 0330 for further information about the Public Reference Room.

We are incorporating by reference into this confidential private placement memorandum the documents listed below that we have filed with the SEC:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on April 1, 2008, as amended by our Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 filed with the SEC on May 1, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 15, 2008;
•	our Current Reports on Form 8-K, filed with the SEC on May 1, 2008 and April 21, 2008; and
•	our Notifications of Inability to Timely File Form 10-Q or 10-QSB on May 16, 2007 and August 14, 2007.

We incorporate by reference into this confidential private placement memorandum any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the termination of this offering.  This means that we can disclose important business, financial and other information in this confidential private placement memorandum by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this confidential private placement memorandum, unless and until that information is updated and superseded by the information contained in this confidential private placement memorandum or any information later incorporated.  Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this confidential private placement memorandum. Any information that we have furnished to the SEC shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that Section, nor shall such information be deemed to be incorporated by reference herein or in any registration statement or other document filed under the Securities Act or the Exchange Act, except as otherwise stated in such filing.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

OUR BUSINESS

We provide both products and services to the offshore energy industry to support deepwater exploration, development and production of oil and gas and other maritime operations.  We are primarily a service company and produce custom-engineered products that assist us in fulfilling service objectives for specific projects on a contractual basis.  We design and manufacture a broad line of deepwater equipment, surface equipment and offshore rig equipment that is used by major integrated, large independent and foreign national oil and gas companies in offshore areas throughout the world.  We also manufacture monitoring and control systems used by offshore energy and other maritime operations.  Our products are often initially developed in direct response to customer requests for solutions to critical problems in the field.  We also serve the growing offshore petroleum and maritime industries with technical management and support services.  Set forth below is a more detailed description of important services and products we provide.

Our goal is to provide superior products and services designed to provide safer, more cost-effective solutions in a more expeditious manner to our clients.  We believe there is significant demand for, and brand name recognition of, our established products due to the technological capabilities, reliability, cost-effectiveness, timely delivery and operational timesaving features of these products. Since our formation, we have introduced many new products that continue to broaden the market currently served by us.

We market our products and services primarily through our corporate offices in Channelview, Texas.  Our sales representatives travel worldwide to the major international energy and maritime markets.  We generally manufacture and fabricate our products at our facilities, although we also work with third parties who provide manufacturing and fabrication support through their own facilities in the Houston, Texas metroplex.

Our Services and Products

Services

We provide a wide variety of project engineering and management services, including the design, installation and retrieval of subsea equipment and systems, connection and termination operations and well commissioning.  We pride ourselves on the ability to collaborate with the engineering departments of oil and gas operators, installation contractors and subsea equipment manufacturers to find the quickest, safest, and most cost-effective solutions to address all manner of issues in the subsea world.  We also provide installation, retrieval, storage and management services in connection with the use of our products.

Project Management. Our installation management team specializes in deepwater subsea developments. We are often contracted by our customers to assist with the preparation and evaluation of subsea development bids and requests for quotes.  Our experience comes from working with installation contractors, oil and gas operators, controls suppliers, umbilical manufacturers and other subsea equipment manufacturers, who often hire us to help ensure that a project progresses smoothly, on time and on budget.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

Project Engineering.  Our engineers have experience ranging from the initial conceptual design phases through manufacturing and installation, and concluding with topside connections and commissioning.  Our experience provides us with a level of “hands on” and practical understanding that has proven to be indispensable in enabling us to offer customer solutions to the many problems encountered both subsea and topside.  Because of our wide knowledge base, our engineering team is often hired by oil and gas operators, installation contractors and subsea equipment manufacturers to provide installation management and engineering support services.  Our engineering team has been involved in most of the innovative solutions used today in deepwater subsea systems.  We specialize in offshore installation engineering and the writing of practical installation procedures.  We deal with issues involving flying leads, compliant umbilical splices, bend stiffener latchers, umbilical hardware, hold-back clamps, and the development of distribution system components.  We are heavily involved in the fabrication of installation aids to simplify offshore executions, and offer hydraulic, fiber optic, and electrical testing services and various contingency testing tools.

Installation Support and Management.  Our installation management services are centered around the utilization of standardized hardware, proven, well-tested installation techniques, and an experienced, consistent team that has proven to be safe and skilled in all aspects of the installation process.  We pride ourselves on supporting installation contractors through our installation management and engineering services, installation aids and equipment, and our offshore installation support services, including spooling operations, offshore testing, and flying lead installation support.  Many installation contractors find it beneficial to utilize our services to help reduce on-board personnel since our specialized technicians can perform multiple tasks. We have designed and fabricated many different installation tools and equipment over the years. We have been involved in the design of the following equipment to help make installations run as smoothly as possible:  steel flying leads, steel flying lead deployment systems, umbilical hardware and termination systems, umbilical bell mouths, lay chutes, rapid deployment cartridges, horizontal drive units, mud mats, flying lead installation and parking frames, umbilical termination assembly stab & hinge over systems, and numerous other pieces of offshore equipment.  Our team has vast experience with the installation of flexible and rigid risers and flowlines, umbilicals, flexible and rigid jumpers, steel tube and thermoplastic hose flying leads, pipeline end terminations (“PLETs”) and manifolds.

Spooling.  Our experienced personnel are involved in the operation of spooling equipment on many projects, including operations for other companies to run their spooling equipment.  We have developed a very efficient (in both time and cost) system for spooling, utilizing our horizontal drive units, under-rollers, tensioners, carousels and rapid deployment cartridges.

Pull-In Operations.  We are involved in the pull-in operations for most of the major umbilical projects in the Gulf of Mexico.  Our familiarity with offshore systems is important, and our pull-ins run smoothly because the same engineers who plan the pull-in operations are also involved in supervising the offshore operations.  Our offshore servicemen comprise the topside umbilical support team and are familiar with the umbilical termination hardware.  These same servicemen are often involved in terminating the umbilicals at the manufacturers’ yard several weeks prior to the installation.  Everything is thoroughly tested prior to installation, including winches at the rental contractor’s yard and after set-up on the platform. Load cells are tested onshore, and the same load cells are used to test the system offshore. This eliminates variables and validates the condition of the pull-in system.  We then perform pull-ins under more controlled conditions with increased confidence, resulting in safer operations.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

Terminations.  Deep Down and members of its team have been involved in umbilical terminations since 1988.  The Company’s team was involved with the designs for the armored thermo plastic umbilicals at Multiflex, the first steel tube umbilical in the Gulf of Mexico for the Shell Popeye® umbilical, and the standardization of many steel tube umbilical terminations.  We have also pioneered the concept of the compliant Moray® section that enables a traditional helically wound umbilical to be used for direct well step outs, or long field flying leads.  Our management believes we are the only company that can terminate umbilicals provided by any manufacturer with the same termination system.

Testing Services.  Umbilical manufacturers, control suppliers, installation contractors, and oil and gas operators utilize our services to perform all aspects of testing, including initial Factory Acceptance Testing (“FAT”), Extended Factory Acceptance Testing (“EFAT”) and System Integration Testing (“SIT”), relating to the connecting of the umbilical termination assemblies, the performing of installations, and the completion of the commissioning of the system thereafter.  To execute these services, we have assembled a variety of personnel and equipment to ensure that all testing operations are done in the safest and time-efficient manner, ensuring a reduced overall project cost.  We also work hard to utilize the most detailed digital testing and monitoring equipment to ensure that the most accurate data is provided to our clients.  We have been hired to perform coiled tubing flushing, cleaning, and hydro testing, umbilical filling, flushing, pressure, flow rate, and cleanliness testing, load out monitoring and testing, installation monitoring, post installation testing; system commissioning, umbilical intermediate testing, and umbilical termination assembly cleanliness, flow, and leak testing.  We believe we have one of the best filling, flushing and testing teams in the business. Deep Down employs a variety of different pumping systems to meet industry needs and offers maximum flexibility.  Deep Down’s philosophy is to flush through the maximum number of lines at the highest flow rate possible to maximize efficiency.  We have assembled a comprehensive list of offshore pumping units and an assortment of chemical pumping skids.  Our equipment can be used to pump all of the standard offshore water based chemicals as well as all offshore commissioning fluids such as Methanol and diesel.  The Company has been involved in the design, procurement, testing, installation, and operation of the testing equipment.  Deep Down’s engineers and service technicians can also assist in writing the testing procedures and sequences from simple FAT to very extensive multiple pressures and fluids testing up to full system SIT procedures.

System Integration Testing.  We have led the offshore industry move into the digital age with our use of digital transducers to provide much greater levels of accuracy compared to information gathered from conventional chart recorders. We have a wide variety of digital pressure transducers, flow meters, and temperature gauges. We have two wire data systems (4 port and one 16 port) as well as 25 individual digital pressure and temperature recorders that are often employed for installation monitoring activities. In addition to these units, the Company also has three desks set up with data systems that are capable of tracking from 4 to 15 individual sensors simultaneously. These capabilities, in combination with subsea handling equipment, experienced personnel, and a fully equipped facility, render Deep Down ideal for managing SIT operations.

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Commissioning.  Deep Down has been involved in most of the topside connections and commissioning projects in the Gulf of Mexico since its formation in 1997.  Our commissioning team is often identified early in the project and participates in all aspects of planning and risk assessment for the project.  Due to the limited time associated with project commissioning, it is extremely important to perform detailed planning and engineering prior to arrival at the offshore production platform location to reduce any possible shut in or down time.  Our engineers and technicians work closely with the project managers and production platform engineers to help ensure that all aspects of the installation or retrieval project, including potential risks and dangers, are identified, planned for, and eliminated prior to arrival on the production platform.  Due to the different requirements for testing and commissioning of subsea systems, we have an assortment of pumps and equipment to deploy to ensure a safe and efficient commissioning program.  We have experience handling all types of commissioning fluids, including asphaltine dispersants, diesel, methanol, xylene, corrosion inhibitors, water-based control fluids, oil-based control fluids, 100% glycol, paraffin inhibitors, and alcohol.

Storage Management.  With more than 50,000 square feet of internal high quality warehousing capacity and 300,000 square feet of external storage, our facility in Channelview is strategically located to cover Houston's Ship Channel area.  Our warehouse is designed to provide clients with flexible and cost effective warehousing and storage management alternatives. Our professional and experienced warehouse staff, combined with the very latest in information technology, results in a fully integrated warehousing package designed to deliver effective solutions to client needs. Among other capabilities, we are capable of providing long-term specialized contract warehousing; long and short term storage; modern materials handling equipment; undercover loading areas; quality security systems; integrated inventory management; packing and repacking; computerized stock controls; and labeling.

Products

We provide installation support equipment and component parts and assemblies for subsea distribution systems.  We believe the key to successful installations of hardware is to design the subsea system by considering installation issues first, working backwards to the design of the hardware itself.  This is why we have been instrumental in the development of hardware and techniques to simplify deepwater installations.  We design, manufacture, fabricate, inspect, assemble, test and market subsea equipment, surface equipment and offshore rig equipment that are used by major integrated, large independent and foreign national oil and gas companies in offshore areas throughout the world.  Our products are used during oil and gas exploration, development and production operations on offshore drilling rigs, such as floating rigs and jack-ups, and for drilling and production of oil and gas wells on offshore platforms, tension leg platforms and moored vessels such as floating production storage and offloading vessels (“FPSO”).  We have significant involvement in umbilical and steel flying lead installations in the Gulf of Mexico and throughout the world.  A few of our major product lines are highlighted below.

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Flying Leads.  We have developed a method to pull individual steel tubes, hoses, or electrical cables to create a loose steel tube flying lead or short umbilical.  We can manufacture steel flying leads up to 10,000 feet in length with any J-plate desired, with or without electrical cables included.  We have built flying leads with up to 14 tubes.  Additional electrical lines and fiber optic cables can be added to produce any combination required for the transportation of various fluids, chemicals or data.  The flying leads are then fitted with our terminations and Morays® that are attached to the multiple quick connection plate, and finished off with the our elastomeric bend limiters.  The non-helix wound design allows for our flying leads to be very installation friendly with minimal-bending stiffness.  A Moray® is the termination head on the flying lead and connects the tubing assembly to the junction plate.  A compliant Moray® consists of a 20-foot flexible flying lead with an electro-hydraulic Moray® that is connected to a full-sized umbilical with the installation tension being applied through an armor pot and slings extending by the compliant section.

Bend Stiffener Latchers. Our spring-loaded bend stiffener latcher is used in dynamic installations on floating vessels.  Umbilical stiffener latching mechanisms have always caused installation problems as well as expensive diver operations for expansion developments. We believe we have conceived the very first remote operated vehicle (“ROV”) installable latching mechanism.  During the umbilical installation, the bend stiffener latcher can be latched in with a ROV and the umbilical can be pulled up the remaining distance and hung off.  This allows the bend stiffener latcher to fit onto an existing flange, completely eliminating the need for divers both prior to and during the installation.  The bend stiffener latcher can be designed to fit onto any existing flange on the bottom of an existing I-tube.

Umbilical Hardware. Our operational team has been involved in more umbilical installations than probably any other team in the industry.  Our blend of experiences with drilling contractors, umbilical manufacturers, subsea engineers and installation contractors has been effective in positioning us to act on behalf of oil and gas operators to ensure key hardware installation is performed in the most efficient and safe manner.  This breadth of experiences gives us a unique perspective when fabricating and designing terminations for umbilical manufacturers.  Our designs are often much lighter in weight and smaller than the typical hardware that has been created and used in the past by our competitors.  Our engineering team has designed and fabricated bending restrictors, armor pots, split barrels, tubing fittings and unions, hinging umbilical splices and topsides terminations with our unique threaded welded fittings, the compliant umbilical splice, and the bend stiffener latcher.  Our umbilical hardware has enabled our clients to use installation friendly techniques for deploying hardware on the ocean floor.

Bend Limiters.  We offer both electrometric and steel bend limiters.  Steel bend limiters are typically utilized for steel tube umbilicals and have been designed with a simple and reliable hinged attachment system which significantly decreases installation time.  Electrometric bend limiters are typically provided for small diameter umbilicals or flying leads, as well as for their compliant umbilical section, which turns a traditional umbilical into a ROV- friendly, installable flying lead.  Due to our ability to design and manufacture bend limiters in-house, delivery time is greatly reduced.

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Umbilical Splice.  We have created a unique method of converting spare umbilicals into actual production umbilicals by splicing spare umbilicals together to produce any length required.  This methodology is achieved through our Compliant Splice, which is a patent-pending termination system that eliminates the burdens of dealing with umbilical splices during installation.  This design is capable of housing both electrical and fiber optic Fiber Termination Assemblies while still allowing for the splice to be spooled up onto a reel or carousel. This allows oil and gas operators to save significant costs through utilization of existing capital investments in spare umbilicals, which reduces field development costs and delivery time.   An optional mud mat is used to assist in carrying the splice over the chute and functions to keep the splice out of the mud for easy inspection.

SeaStax®.  SeaStax® embodies our concept for offshore storage and space management to help optimize available deck space on offshore installation vessels, drilling rigs and production platforms.  The key philosophy behind SEASTAX™ is to take common offshore items and store them in a standard sized container to allow for the storage system to be stackable and interchangeable in subsurface conditions.  The current system utilizes newly designed 550 gallon tote tanks, baskets, and tool boxes that are all inter-changeable and stackable.  Using common dimensions and designs allows a variety of different items to all be commonly stored and stacked, to minimize required storage area.  The stacking philosophy can be applied to other custom applications if required. In order to maximize accessibility and to reduce maintenance, a variety of options are available such as galvanizing, ladders, and drip pans.

Installation Aids.  To help our clients and to meet our own internal needs, we have developed an extensive array of installation aids, including steel flying lead installation systems, a 5 ton Caterpillar® tensioner, a 10-foot radius lay chute with work platform, many varieties of buoyancy, clump weights, VIV strakes, mud mats, dual tank skids, gang boxes, work vans, pumping and testing skids, control booths, fluid drum carriers, crimping systems, load cells,  300 and 340 - ton under-rollers, a 200 - ton carousel, UTA running and parking deployment frames, termination shelters, pipe straightners, ROV hooks and shackles, stackable SeaStax® tanks, baskets, and boxes, and ballgrab rental rigging.

Prospective Acquisition

Effective April 17, 2008, we entered into a Stock Purchase Agreement with Flotation Technologies, Inc. and the owners of 100% of the capital stock of Flotation Technology for an aggregate purchase price expected to be $23,300,000.

Product Offerings

Flotation Technologies engineers, designs and manufactures deepwater buoyancy systems using high-strength FlotecTM syntactic foam and polyurethane elastomers.  Flotation Technologies’ product offerings include distributed buoyancy for flexible pipes and umbilicals, drilling riser buoyance modules, ROV buoyancy, Quick-Loc™ cable floats, Hardball umbilical floats, FLOTECT™ cable and pipeline protection, Inflex polymer bend restrictors, and installation buoyancy of any size and depth rating.

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The majority of Flotation Technologies’ product offerings are made with FlotecTM syntactic foam, a product composed of hollow glass microballoons, combined with epoxy resin and a catalyst.  These microballoons or microspheres are very small, 20-120 microns in diameter, and provide the buoyancy to syntactic foam.  The microballoons give syntactic foam its light weight, low thermal conductivity and resistance to compressive stress that far exceeds other types of foams.  The microballoons come in different densities and strengths which are required for greater depth applications.  In some applications, the liquid syntactic foam resulting from the combination of ingredients is poured into high density polyethylene shells that form the flotation device and encase and protect the syntactic foam from damage.

Because of historic purchaser dissatisfaction with Flotation Technologies’ principal competitor, the Company was asked by oil companies to provide buoyancy products to the oil and gas exploration and production sector.  The most significant step for Flotation Technologies to take in order to get into the oil business was to secure an ISO 9001:2000 registration for its manufacturing operation.  Receipt of those certificates allowed oil and gas clients to place their first orders with Flotation Technologies.

Flotation Technologies’ drilling riser product is marketed under the name CoreTec™.  The Company has just completed a $4.1 million contract for syntactic foam drilling risers that will be used to dress the drilling risers for an offshore drilling rig.

Flotation Technologies also manufactures polyurethane products including bend restrictors, impact protection, drill riser auxiliary clamps and other custom designed products including some buoyancy products with macrospheres.  While the overwhelming majority of Flotation Technologies’ revenue comes from buoyancy products for the petroleum production sector, Flotation Technologies also serves the oceanographic and military markets.

Facilities and Manufacturing

Flotation Technologies has designed, developed, and assembled its own continuous liquid syntactic foam production machine.  This machine allows Flotation Technologies to produce the large volume of foam required to make the 7-14 foot long drilling pipe flotation risers that appear to be in high demand for offshore drilling in very deep waters such as those of Brazil.  These drill pipe risers will operate effectively in water depths of up to 4,000 meters (13,000 feet).   Flotation Technologies has foam that is capable of operating in water depths of up to 7,000 meters (23,000 feet).  Flotation Technologies advertises to customers that these riser buoyancy products have a one-year warranty and an economic life of 20-30 years.  Flotation Technologies’ drilling riser buoyancy design is unique in the industry, and a patent application has been filed.

Flotation Technologies has owned and occupied its current Biddeford, Maine, facility for approximately one year.  The facility contains approximately 6,000 square feet of office space and approximately 40,000 square feet of manufacturing space.  Flotation Technologies is in the process of building a second continuous mixer at a cost of $500,000.  This mixer will augment the production of foam on the same manufacturing line as the original mixer and provide redundancy.  If Flotation Technologies requires expansion room, all warehouse and materials storage space could be moved to a leased facility located immediately adjacent to the existing facility, allowing storage space to be converted to manufacturing.  Additionally, Flotation Technologies could add one additional new production bay at a building cost of $750,000 as early as March 2009.  This new bay could be used to house an additional, continuous, liquid syntactic foam machines, built at an estimated cost of $500,000.

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Competition

Flotation Technologies’ principal competitors in the polyurethane area are Trelleborg AB, Balmoral Group, Dunlaw Engineering Ltd., ABCO Industries Limited, and Whitefield Plastics Corporation.  Flotation Technologies’ principal competitor in the syntactic foam is Trelleborg AB.  CRP Group was acquired by the Trelleborg AB in January 2006 and now operates worldwide as Trelleborg Offshore, with North American operations under the name Trelleborg Offshore, Inc.  Other competitors include Cumming Corp., located in Maine; Matrix Composites & Engineering Ltd., located in Australia; Balmoral Group, located in Scotland; Syntech Materials, Inc., located in Virginia; and Marine Subsea Group, located in Norway.

Management

Tim Cook, the current President and a selling shareholder of Flotation Technologies, plans to retire after the acquisition of Flotation Technologies by Deep Down.  David Capotosto, who worked for Flotation Technologies initially as a management, engineering and operations consultant starting in 2000, joined Flotation Technologies as Executive Vice President in February 2008.  Mr. Capotosto will serve as the Chief Executive Officer of Flotation Technologies after the acquisition by Deep Down. All of the Flotation Technologies personnel are located in Biddeford, Maine.

Recent Acquisitions

Through our acquisitions of Mako and ElectroWave we have further increased our service and product offerings.  Several of such increased offerings are described below.

Mako

Headquartered in Morgan City, Louisiana, Mako serves the growing offshore petroleum and marine industries with technical support services and products vital to offshore petroleum production.  Mako’s offerings are primarily, through rentals of its remotely operated vehicles ("ROV"), topside and subsea equipment, and support systems used in diving operations, maintenance and repair operations, offshore construction, and environmental/marine surveys.

Diving Equipment Rental.   Mako employs a permanent staff of highly qualified technicians and mechanics to maintain and refurbish its equipment in between rentals.  Mako carries a wide array of equipment to service the diving industry including water blasting equipment, breathing air dive compressors, hot water units with feed pumps, man rider winches, hydraulic tools and hose reels, underwater video units, sonar units, magnetic gradiometers, dive radios, lift bags, volume tanks, decompression chambers, hot water pressure washers, and saturation systems.

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Offshore Construction Equipment Rental.   Mako carries a wide array of equipment to service the offshore construction industry, including air compressors, air tuggers, blasting equipment, jet pumps, personnel baskets, air tools, welding machines, diesel pumps, and air pumps.

ROV Equipment Rental.   Mako provides the latest ROV tooling technology as part of its rental fleet.  Mako's ROV tooling rental fleet is constantly growing, with the addition of tools as they are requested by our customers.  Mako has, as part of its rental inventory, a 2000-foot depth-rated inspection / light work class remotely operated vehicle (ROV) complete with a control van and launch / recovery system.  Mako also has, as part of its inventory, a 300 meter depth-rated Seaeye Falcon and a 1500 meter depth rated Seaeye Lynx observation class ROV.  ROV services offered by Mako include platform inspection [Level I, II and III, jack-up and template], platform installation and abandonment, surveys [environmental, pipeline existing and as built, oceanographic, nuclear and hydroelectric], search and recovery, salvage, subsea intervention [hot stab operations, torque tool, well, pipeline commissioning, and stack landings], telecommunication cable inspections [existing and as built], research [fisheries, scientific and marine archeology], anchor handling [mooring and anchor chain monitoring], ROV consulting and project management, ROV pilots and technicians, and underwater cinematography.  Mako provides an extensive line of ROV tools, ROV clamps and ROV-friendly hooks and shackles.  Mako’s torque tools are state-of-the-art in design.

Environmental Equipment Rental.   Mako offers a line of equipment [what kind of equipment?] that is specifically designed and built to service the demanding requirements of the environmental industry.  Systems are built in-house, housed on skids and include protective frames to ensure that the equipment is well suited for the job site.  All rental equipment goes through extensive cleanup and overhaul between rentals, ensuring that when it arrives on site, its ready to go and will perform reliably.

Marine Surveys.   Mako provides the offshore industry with marine survey services.  Mako’s surveyors have extensive experience in the marine industry, and provide a reliable and timely service, encompassing on-and-off hire surveys, damage surveys, engine surveys, loading / securing of cargo (warranty), trip and tow, suitability surveys, valuation surveys, hull audio gauging, owner representatives, and regulatory vessel compliance.

ElectroWave

ElectroWave offers products and services in the fields of electronic monitoring and control systems for the energy, military, and commercial business sectors.  ElectroWave designs, manufactures, installs, and commissions integrated Programmable Logic Controller (“PLC”) and Supervisory Control and Data Acquisition (“SCADA”) based instrumentation and control systems, including ballast control and monitoring, drilling instrumentation, vessel management systems, marine advisory systems, machinery plant control and monitoring systems, and closed circuit television systems.  ElectroWave can take projects from conceptual/system design through installation, commissioning, and support. ElectroWave's understanding of system requirements and its ability to quickly understand its customer’s needs allows them to produce quality products and services on time and on budget.

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ElectroWave has supplied equipment on drilling production rigs operating throughout the world including Abu Dhabi, Angola, Australia, Azerbaijan, Brazil, Congo, Dubai, Egypt, Equatorial Guinea, India, Indonesia, Kuwait, Mexico, Nigeria, Norway, Russia, the United Kingdom, United States, Vietnam, and other areas. ElectroWave is also a supplier of integrated marine systems for ships with design, manufacture, and delivery of machinery plant control and monitoring systems and/or alarm monitoring systems for 3 Molinari Class Staten Island ferries, a United States Coast Guard ice breaker, one of the worlds largest hopper dredges, and other vessels.

Below are some of ElectroWave’s major products:

Drillers Display System.  ElectroWave has two proprietary drillers display systems.  One of the proprietary systems was provided by one of our customers and is installed only on that customer’s rigs.  The other proprietary drillers display system was developed internally and is installed in rigs worldwide. Drillers display systems allow the driller to keep an eye on all the important parameters required for monitoring drilling activity. Viewing of mud pits, trip pits, flow rates, weight on bit, hook load, and other activities are available to the driller at a glance. Logging software provides data analysis at a whole new level, bringing more efficient drilling operations and increased production from each working rig. Over 30 of these systems are installed on our customers' rigs world wide, having over 800 rig-months of operating time, over 1 million hours of cumulative up-time, with a total down time of 2.5 hours.  Our two largest customers for ElectroWave’s drillers display systems are Transocean Offshore and Diamond Offshore Drilling.

Machinery Plant Control System.  The Machinery Plant Control and Monitoring Systems (MPCMS) allow the operators of a vessel to reduce manning requirements by integrating all of the machinery controls and monitoring systems into one unit. The MPCMS can reduce the number of crew on one vessel by more than 50%, allowing the vessel owner to save personnel expenses or allocate personnel to more critical areas.  ElectroWave's largest MPCMS system consists of over 5,000 points, consisting of hard wired sensors, contacts, and data over industrial protocols such as Ethernet, Modbus, and Profibus.  We have integrated systems such as fire, flooding, ballast, fueling, bridge, propulsion, engines, HVAC, deck machinery, air systems, emergency generators, lighting, and more, into one system.  An entire vessel can now almost be operated from one station by a very minimal crew.  Our MPCMS is currently in use on the United States Coast Guard Ice Breaker Mackinaw.

Ballast Console.  ElectroWave designs replacement ballast control consoles for a number of customers. The consoles they are replacing have fallen out of service and are typically only partially functioning. ElectroWave first sends out a technician to perform a "site survey" during which our technician will take copious notes about the existing installation, all of the wiring, and any manuals that exist for the system. Our team then brings this information back to our facility where we design replacement consoles that fit exactly where the old console was located, reducing hot work and re-wiring.  After designing a new console, drawings are sent to the rig managers, electricians, and company electricians for verification. After drawings are verified, the console is released for production. Upon receiving the console at our factory, our electricians (some of which are ex-rig electricians) wire the console to match the old system wiring configuration. After through testing at our factory, the console is shipped to the customer where it is installed by our field service personnel. The new console is wired to operate exactly like the old system to reduce re-training of ballast control officers and rig hands. After the console is commissioned, our technicians will provide any support and training necessary before leaving the site.  We have installed ballast control systems that are full touch screen capable, operating over 80 valves and more than 30 tanks. We have these type systems installed on the Coast Guard Ice Breaker Mackinaw, and the 3 Molinari Class Staten Island Ferries, the Molinari, Marchi, and Spirit of America.

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CCTV System.  ElectroWave has tackled some very difficult CCTV security and monitoring requirements.  Post-911, the New York Department of Transportation (NYDOT) wanted cameras to watch every available compartment of their three new ferries. ElectroWave stepped up to the challenge and provided NYDOT one of the most sophisticated CCTV systems available on passenger transportation ferries. A system of cameras, coupled with digital video recording, allow post-event tracing and security on one of the most-used transportation devices in New York.  CCTV is more than just security, many (if not all) oil rigs have CCTV systems installed to keep an eye on the safety of those working on the rig.  Cameras watch unmanned spaces, machinery spaces, and potential hazard zones for trouble. This helps to keep the manning requirement on the rigs to a minimum while allowing for a safer working environment.  ElectroWave typically provides Pelco camera systems, but is capable of integrating existing camera systems into new CCTV installations. ElectroWave has also developed hardware and software in-house to allow the use of Pan/Tilt/Zoom cameras from hazardous locations where PTZ keyboards cannot be installed.

Ballast Monitoring System.  ElectroWave has designed and implemented numerous ballast monitoring systems.  A ballast monitoring system is a method of displaying the contents of the tanks on board the vessel.  The systems provided by ElectroWave ranges from simple racks of bubbler style display units to integrated PLC touch screen systems visible throughout the vessel. ElectroWave has also offered automated tank reporting systems with our electronic PLC monitoring systems, allowing the operators to keep a liquid load sheet available at any time.

Active Heave Compensation.  ElectroWave was approached to implement an algorithm to perform Active Heave Compensation. An "Active Heave Compensator", or AHC, is designed to reduce or eliminate (in this case eliminate) the effects of vessel heave during overboarding operations. This means that a package can be held at a specific location in the water without the motion of the vessel on the waves affecting the position of the package.  The customer identified the operational tolerance of the system to be 6" of movement of the package with vessel heave of approximately 20 feet. The system that was implemented is accurate to 0.6" of package movement with vessel heave up to 30 feet. ElectroWave always delivers products to the best of our ability, often exceeding customer requirements and expectations.  ElectroWave implemented an Allen Bradley PLC system to take data from a Motion Reference Unit (MRU) and drive hydraulic actuators to compensate for the movement of the vessel.

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Industry Background

The offshore energy industry is centered around the use of production platforms. A production platform is a large structure used to house workers and machinery needed to drill for and produce oil and natural gas from reservoirs below the ocean floor.  The operations of the production platform can deliver oil and gas production directly onshore via pipeline or to a floating storage unit or tanker loading facility.  Historically, production platforms have been located on the continental shelf, but as technology continues to improve, drilling and production operations in deeper water have become both feasible and profitable. A typical production platform may have as many as thirty wellheads from which it is producing.  Directional drilling allows subsea reservoirs to be accessed at both different depths and at remote positions up to 5 miles (8 kilometers) from the production platform.  Many production platforms have remote wellheads attached by umbilical connections, which may be single wells or a manifold center for multiple wells. An umbilical cable supplies necessary requirements to an apparatus.

Our Strategy

Our current operations are the result of the acquisitions of Deep Down, ElectroWave and Mako.  In addition to our strategy of continuing to grow and strengthen our current operations, including by expanding our services and products in accordance with our customers’ demands, we intend to continue to seek strategic acquisitions of complementary service providers, product manufacturers and technologies that are focused primarily on supporting offshore deepwater exploration, development and production of oil and gas reserves and other maritime operations.

Customers

Demand for our deepwater equipment, surface equipment and offshore rig equipment and services is substantially dependent on the financial condition of the oil and gas industry and that industry’s interest in investing in substantial capital expenditures as well as continual maintenance and improvements on its offshore exploration, drilling and production operations. The level of these expenditures is generally dependent upon various factors such as expected prices of oil and gas, exploration and production costs of oil and gas, and the level of offshore drilling and production activity.  The prevailing view of future oil and gas prices are influenced by numerous factors affecting the supply and demand for oil and gas.  These factors include worldwide economic activity, interest rates, cost of capital, environmental regulation, tax policies, and production levels and prices set and maintained by producing nations and OPEC.  Capital expenditures are also dependent on the cost of exploring for and producing oil and gas, the sale and expiration dates of domestic and international offshore leases, the discovery rate of new oil and gas reserves in offshore areas and technological advances. Oil and gas prices and the level of offshore drilling and production activity have historically been characterized by significant volatility.

Our principal customers are major integrated oil and gas companies, large independent oil and gas companies, foreign national oil and gas companies, subsea equipment manufacturers and subsea equipment installation contractors involved in offshore exploration, development and production.  Offshore drilling contractors, engineering and construction companies, the military and other companies involved in maritime operations represent a smaller customer base.  Our customers include Acergy SA; Aker Kvaerner ASA; Amerada Hess Corporation; Anadarko Petroleum Corporation; Atlantic Shipyard; BHP Billiton Limited; BP PLC; Cabett Subsea Products, Inc.; Cal Dive International, Inc.; Cameron International Corporation; Chevron Corporation; Devon Energy Corporation; Diamond Offshore Drilling, Inc.; Dril-Quip, Inc.; Duco Inc.; ExxonMobil Corporation; Helix Energy Solutions Group Inc.; JDR Cable Systems (Holdings) Ltd; Kerr McGee Corporation; Marathon Oil Corporation; Marinette Marine Corporation; Nexen Inc.; Noble Energy Inc.; Oceaneering International, Inc.; Oil States Industries, Inc.; Royal Dutch Shell PLC; Schlumberger Limited; Subsea 7, Inc.; Technip USA Holdings, Inc.; TransOcean Offshore Inc.; United States Coast Guard; Veolia Environmental Services, Inc. and United States Navy.

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We are not dependent on any one customer or group of customers. The number and variety of our products required in a given period by a customer depends upon their capital expenditure budget as well as the results of competitive bids. Consequently, a customer may account for a material portion of revenues in one period and may represent an immaterial portion of revenues in a subsequent period. While we are not dependent on any one customer or group of customers, the loss of one or more of its significant customers could, at least on a short-term basis, have an adverse effect on the results of our operations.

Competition

The principal competitive factors in the petroleum offshore drilling and production and maritime equipment markets are quality, reliability and reputation of the product, price, technology, the ability to provide quality service and timely delivery of the service and equipment.  We face significant competition from other manufacturers of exploration, production and maritime equipment.  Several of our principal competitors are diversified multinational oil service companies with substantially larger operating staffs and greater capital resources and have a longer history in the manufacturing.  We compete principally with Dynacon, FMC, Halliburton Product Pipeline Services, Kvaerner, Norson, Ocean Works, Oceaneering, VFL, and Halliburton Product Pipeline Services on our umbilical services; Dynacon, Ocean Works and Odem on our Launch and Recovery Systems; and Entech, Technip, Manatec and Pegasus on our installation management services.

Intellectual Property

To come

Product Development

The technological demands of the oil and gas industry continue to increase as offshore exploration and drilling operations expand into deeper and more hostile environments.  Conditions encountered in these environments include well pressures of up to 15,000 psi, mixed flows of oil and gas under high pressure that may also be highly corrosive, and water depths in excess of 5,000 feet.  We are continually engaged in product development activities to generate new products and improve existing products to meet our customers’ specific needs.  We also focus our activities on reducing the overall cost to the customer, which includes not only the initial capital cost but also ongoing operating costs associated with its production.

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We have an established track record of introducing new products and product enhancements.  Our product development work is conducted at our facilities in Channelview, Texas and in the field.  Our application engineering staff also provides engineering services to customers in connection with the design and sales of our products.  Our ability to develop new products and services and maintain technological advantages is important to our future success.

We believe that the success of our business depends more on the technical competence, creativity and marketing abilities of our employees than on any individual patent, trademark or copyright.  Nevertheless, as part of our ongoing product development and manufacturing activities, our policy is to seek patents when appropriate on inventions concerning new products and product improvements.  All patent rights for products developed by employees are assigned to us.

Sales, Marketing and Support

We market our products and services throughout the world directly through our sales personnel in our corporate headquarters in Channelview, Texas. We periodically advertise in trade and technical publications of our customer base.  We also participate in industry conferences and trade shows to enhance industry awareness of our products and services.  Our customers generally order products and services after consultation with us on their project.  Orders are typically completed within two weeks to three months depending on the type of product or service.  Larger and more complex products may require four to six months to complete.  Our customers select our products and services based on the quality, reliability and reputation of the product or service, price, timely delivery and advance technology.  For large drilling and production system orders, we engage our project management team to coordinate customer needs with engineering, manufacturing and service organizations, as well as with subcontractors and vendors.  Our profitability on projects is dependent on performing accurate and cost effective bids as well as performing efficiently in accordance with bid specifications.  Various factors can adversely affect our performance on individual projects that could potentially adversely affect the profitability of a project.

Description of Properties

Our principal corporate offices and manufacturing space are located at 15473 East Freeway, Channelview, Texas 77530.  We lease the Channelview property, which consists of approximately 10.998 acres of land with approximately 60,000 square feet of manufacturing space with four overhead cranes and 7,000 square feet of office space, under an agreement that runs through _____.  We lease all buildings, structures, fixtures and other improvements from JUMA, LLC, a company owned by Ronald E. Smith, CEO and a director of Deep Down, Inc. and Mary L. Budrunas, a vice president and a director of Deep Down, Inc.  The base rate of $11,000 per month is payable to JUMA through September 1, 2011, together with all costs of maintaining, servicing, repairing and operating the premises, including insurance, utilities and property taxes.

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This facility is located in Channelview, Texas, a suburb of Houston, where we conduct a broad variety of processes, including machining, fabrication, inspection, assembly and testing. Our Manufactured Systems Division is devoted to the design, manufacturing, testing, and commissioning of heavy equipment used in both on- and offshore operations in a variety of markets and industries. The manufacturing personnel have over 50 years of combined experience serving commercial, government, military and academic customers in a variety of applications.  The facility is ideally located with great access to both I-10 and the Houston Ship Channel. The facilities have 120V, 240V and 480V power.  Our manufacturing plant is ISO 9001 and American Petroleum Institute certified.

Our manufacturing facility utilizes state-of-the-art computer numerically controlled ("CNC") machine tools and equipment, which contribute to the Company's product quality and timely delivery.  We maintain our equipment and tooling in good working condition and upgrade our capabilities as needed to enhance the cost-efficient manufacture of our specialized products. We purchase quality used machine tools and equipment as they become available and store them at our facility to be rebuilt, upgraded or refurbished as needed.  We maintain our high standards of product quality through the use of quality assurance specialists who work with product manufacturing personnel throughout the manufacturing process and inspect and document equipment as it is processed through the Company's manufacturing facility.  We have the capability to manufacture various products from each of our product lines at our major manufacturing facility and believe that this localized manufacturing capability is essential in order to compete with our major competitors.  We maintain valuable relationships with several other companies that own additional fabrication facilities in and around Houston, Texas.  These other companies provide excellent subcontract manufacturing support on an as-needed basis.  Our manufacturing process includes heat treatment, machining, fabrication, inspection, assembly and testing.  Our primary raw material is steel. We routinely purchase raw materials from many suppliers on a purchase order basis and do not have any long-term supply contracts.

ElectroWave’s offices and manufacturing space is located at the same location of Deep Down at 15473 East Freeway, Channelview, Texas 77530.  ElectroWave’s facilities are also included in the lease with JUMA, LLC.

Mako Technologies, LLC leases its property and buildings from Sutton Industries.  Mako is located at 125 Mako Lane, Morgan City, LA 70380.  The lease is for 5 years beginning on June 1, 2006.  There is a 5 year option at the expiration of the initial lease. At this location, Mako has its administrative offices and buildings that serves as the support location for the Mako rental equipment.

Employees

We have 94 employees as of March 31, 2008.  Our employees are not covered by collective bargaining agreements, and we consider our employee relations to be good.  Our operations depend in part on our ability to attract a skilled labor force.  While we believe that our wage rates are competitive and that our relationship with our skilled labor force is good, a significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we pay or both.

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Governmental Regulations

Many of our business activities are subject to federal, state, local and foreign laws and regulations and similar agencies of foreign governments.  The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent.  These regulations are administered by various federal, state and local health and safety and environmental agencies and authorities, including the Occupational Safety and Health Administration of the U.S. Department of Labor and the U.S. Environmental Protection Agency.  From time to time, we are also subject to a wide range of reporting requirements, certifications and compliance as prescribed by various federal and state governmental agencies.  Expenditures relating to such regulations are made in the normal course of our business and are neither material nor place us at any competitive disadvantage. We do not currently expect compliance with such laws will require us to make material expenditures.

We are also affected by tax policies, price controls and other laws and regulations relating to the oil and gas industry generally, including those specifically directed to offshore operations.  Adoption of laws and regulations that curtail exploration and development drilling for oil and gas could adversely affect our operations by limiting demand for our services or products.

Legal Proceedings

We are from time to time involved in legal proceedings arising from the normal course of business. As of the date of this report, we are not currently involved in any legal proceedings.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information in this confidential private placement memorandum and the information incorporated by reference herein, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our common stock could decline; and you could lose all or part of your investment.

Risks Related to Our Business

We derive most of our revenues from companies in the offshore oil and gas industry, a historically cyclical industry with levels of activity that are significantly affected by the levels and volatility of oil and gas prices.

We derive most of our revenues from customers in the offshore oil and gas exploration, development and production industry.  The offshore oil and gas industry is a historically cyclical industry characterized by significant changes in the levels of exploration and development activities.  Oil and gas prices, and market expectations of potential changes in those prices, significantly affect the levels of those activities.  Worldwide political, economic and military events have contributed to oil and gas price volatility and are likely to continue to do so in the future. Any prolonged reduction in the overall level of offshore oil and gas exploration and development activities, whether resulting from changes in oil and gas prices or otherwise, could materially and adversely affect our financial condition and results of operations in our segments within our offshore oil and gas business.  Some factors that have affected and are likely to continue affecting oil and gas prices and the level of demand for our services and products include the following:

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•    worldwide demand for oil and gas;

•    the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing;

•    the level of production by non-OPEC countries;

•    domestic and foreign tax policy;

•    laws and governmental regulations that restrict exploration and development of oil and gas in various offshore jurisdictions;

•    advances in exploration and development technology;

•    the political environment of oil-producing regions;

•    the price and availability of alternative fuels; and

•    overall economic conditions.

If we undertake international operations, it will not involve additional risks not associated with our domestic operations.

If we become involved in international operations, the risks associated with the operations in foreign areas will include risks of:

•    war and civil disturbances or other risks that may limit or disrupt markets;

•    expropriation, confiscation or nationalization of assets;

•    renegotiation or nullification of existing contracts;

•    foreign exchange restrictions;

•    foreign currency fluctuations;

•    foreign taxation;

•    the inability to repatriate earnings or capital;

•    changing political conditions;

•    changing foreign and domestic monetary policies; and

•    regional economic downturns.

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Additionally, in some jurisdictions we are subject to foreign governmental regulations favoring or requiring the awarding of contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.  These regulations may adversely affect our ability to compete.

Our exposure to the risks we described above will vary from country to country.  By way of example, in recent periods, there has been political instability and civil unrest in Indonesia and West Africa and general economic downturns in Asia and Brazil.

Our offshore oilfield operations involve a variety of operating hazards and risks that could cause losses.

Our operations are subject to the hazards inherent in the offshore oilfield business.  These include blowouts, explosions, fires, collisions, capsizing and severe weather conditions.  These hazards could result in personal injury and loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage and suspension of operations. We may incur substantial liabilities or losses as a result of these hazards.  While we maintain insurance protection against some of these risks, and seek to obtain indemnity agreements from our customers requiring the customers to hold us harmless from some of these risks, our insurance and contractual indemnity protection may not be sufficient or effective to protect us under all circumstances or against all risks.  The occurrence of a significant event not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations to us could materially and adversely affect our results of operations and financial condition.

Laws and government regulations may add to our costs or adversely affect our operations.

Our business is affected by changes in public policy and by federal, state, local and foreign laws and regulations relating to the energy industry.  Oil and gas exploration and production operations are affected by tax, environmental and other laws relating to the petroleum industry, by changes in those laws and changes in related administrative regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or those of our customers or otherwise directly or indirectly affect our operations.

Environmental laws and regulations can increase our costs, and our failure to comply with those laws and regulations can expose us to significant liabilities.

Risks of substantial costs and liabilities related to environmental compliance issues are inherent in our operations.  Our operations are subject to extensive federal, state, local and foreign laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment.  Permits are required for the operation of various facilities, and those permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions or both.  In some cases, those governmental requirements can impose liability for the entire cost of cleanup on any responsible party without regard to negligence or fault and impose liability on us for the conduct of or conditions others have caused, or for our acts that complied with all applicable requirements when we performed them.  It is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from our operations, would result in substantial costs and liabilities.  Our insurance policies and the contractual indemnity protection we seek to obtain from our customers may not be sufficient or effective to protect us under all circumstances or against all risks involving compliance with environmental laws and regulations.

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We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine.  The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock.  For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

Provisions in our corporate documents and Nevada law could delay or prevent a change in control of our Company, even if that change would be beneficial to our shareholders.

The existence of some provisions in our corporate documents and Nevada law could delay or prevent a change in control of our company, even if that change would be beneficial to our shareholders.  Our certificate of incorporation and bylaws contain, or the board of directors and shareholders have approved, provisions that may make acquiring control of our company difficult, including:

•    provisions relating to the classification, nomination and removal of our directors;

•    provisions regulating the ability of our shareholders to bring matters for action at annual meetings of our shareholders;

•    provisions requiring the approval of the holders of at least 80% of our voting stock for a broad range of business combination transactions with related persons; and

•    the authorization given to our board of directors to issue and set the terms of preferred stock.

Risks Relating to the Oil and Natural Gas Industry

To come

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Risks Related to this Offering

Shares of our common stock purchased in this offering are subject to restrictions which may limit your ability to transfer such shares and liquidate your investment.

In connection with your purchase of shares of common stock in this offering, you will be required to represent and warrant that you:

•	are acquiring common stock for investment and not with a view to distribution or resale;
•
understand that you must bear the economic risk of an investment in our common stock for an indefinite period of time because the common stock has not been registered with the SEC or any state or other governmental agency, and

•	understand and agree that the common stock may not be transferred or sold unless the common stock is registered or an exemption from such registration is available.

You will be prohibited from transferring shares of our common stock purchased in this offering if such transfer would violate the Securities Act or any other applicable federal or state securities laws, rules or regulations.  You may be prohibited from transferring the shares of our common stock purchased in the offering in the event that a registration statement to be filed by us under the Purchase Agreements is not declared effective by the SEC.  In addition, you may be prevented from transferring such shares pursuant to such registration statement if there is a delay in achieving the effectiveness of the registration statement, if the SEC imposes a stop order with respect to the registration statement, or we invoke our right to delay or suspend the effectiveness of the registration statement.

The offering price of shares of our common stock should not be regarded as an indication of any future market price of our common stock, which could decline.

The offering price of shares of our common stock offered hereby has been determined by us and the placement agent based on a number of factors, such as an assessment of our management, our present operations and our earnings prospects, the present state of our development, the general condition of the securities markets at the time of the offering and the price of our common stock on the OTC Bulletin Board at the time of the offering.  The price of the shares of our common stock offered hereby should not be regarded as an indication of any future market price for shares of our common stock.

Risks Related to the Securities Market and Ownership of our Common Stock

We cannot assure you that our stock price will not decline.

The market price of our common stock could be subject to significant fluctuations. Among the factors that could affect our stock price are:

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•	quarterly variations in our operating results;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional stockholders;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.

The stock markets in general, and the markets for energy stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  These broad market fluctuations may adversely affect the trading price of our common stock. In particular, we cannot assure you that you will be able to resell your shares at any particular price, or at all.

Shares eligible for sale in the future could negatively affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur.  This might also make it more difficult for us to raise funds through the issuance of securities.  As May of 14, 2008, we had outstanding [115,846,019] shares of common stock, of which ________ shares are freely tradable or covered by a current registration statement. The remaining _____ shares of common stock outstanding are “restricted securities” as defined in Rule 144 and are held by our “affiliates” (as that term is defined in Rule 144 under the Securities Act). These restricted securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

As of May 14, 2008, there were an aggregate of 8,125,000 shares of common stock issuable upon exercise of outstanding stock options and an aggregate of 5,399,397 shares of stock issuable upon exercise of outstanding warrants. We may register additional shares in the future in connection with acquisitions, compensation or otherwise.  We have not entered into any agreements or understanding regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

Provisions in our charter documents and Nevada law may delay or prevent acquisition of us, which could decrease the value of your shares.

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Our articles of incorporation and bylaws and Nevada law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors.  These provisions include the right of our board of directors to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer.  Nevada law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.  Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

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USE OF PROCEEDS

The maximum gross proceeds to us from the sale of the Common Stock offered hereby are estimated to be $40,000,000.  We intend to sell shares of common stock at a price to be determined prior to the completion of the offering.  The closing sale price of our common stock on May 15, 2008 as quoted on the OTC Bulletin Board was $1.04.

We anticipate that the net proceeds from this offering (after deduction of the placement agent’s fees and estimated expenses payable by us in connection with this offering) will be used to fund the acquisition of Flotation Technologies, Inc.; to retire certain outstanding indebtedness; and for working capital and other general business purposes.

We believe that the net proceeds of this offering, together with our current cash, cash equivalents, short-term investments and expected cash flow from operations will be sufficient to finance our expected operations through the end of 2008.  We cannot assure you that these sources of funds will be sufficient or that we will not revise our operational plans in a way that requires more capital.

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MANAGEMENT

The following table sets forth the names, ages and positions of all of our directors and executive officers.

Name	Age	Position Held With The Company

Robert E. Chamberlain, Jr.	48	Chairman of the Board, Chief Acquisitions Officer, and Director

Ronald E. Smith*	49	Chief Executive Officer and Director

Eugene L. Butler	65	Chief Financial Officer and Director

Mary L. Budrunas*	56	Vice-President, Director, and Corporate Secretary

Michael D. Teal	51	Corporate Controller
_________________________

*  Ronald E. Smith and Mary L. Budrunas are married to each other.

Robert E. Chamberlain, Jr., Chairman of the Board, Chief Acquisitions Officer, and Director. Mr. Chamberlain has served as Chairman and Director of the Company since December 2006.  Mr. Chamberlain has a B.S. in Chemical Engineering and a B.S. in Biomedical Engineering from Northwestern University's Technological Institute and an MBA from Northwestern University's Kellogg Graduate School of Management. Mr. Chamberlain served as Vice President with Solomon Brothers Inc. (1986 to 1992), where his responsibilities included mergers, acquisitions, leveraged buyouts, merchant banking, divestitures, corporate finance, capital raises, restructurings and new product development in both the private and public markets. From 1992 through 1995, Mr. Chamberlain served as Vice President for Laidlaw Securities and Dickinson & Co. where he was responsible for generating public and private equity transactions. Since 1995, Mr. Chamberlain has assisted small emerging growth companies in gaining access to the capital markets and developing well articulated strategic objectives through consulting companies he controlled. Most recently, Mr. Chamberlain served as Chairman, CEO, CFO and Director of a publicly traded energy company involved in the development of oil and gas opportunities, primarily in the Barnett Shale of Texas.

Ronald E. Smith, President, Chief Executive Officer and Director.  Mr. Smith co-founded Deep Down in 1997 and has served as President and Director of the Company since December 2006. Mr. Smith graduated from Texas A&M University with a Bachelor of Science degree in Ocean Engineering in 1981. Mr. Smith worked both onshore and offshore in management positions for Ocean Drilling and Exploration Company (ODECO), Oceaneering Multiflex, Mustang Engineering and Kvaerner before founding Deep Down. Mr. Smith’s interests include all types of offshore technology, nautical innovations, state of the art communications, diving technology, hydromechanics, naval architecture, dynamics of offshore structures, diving technology and marketing of new or innovative concepts. Mr. Smith is directly responsible for the invention or development of many innovative solutions for the offshore industry, including the first steel tube flying lead installation system.

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Eugene L. Butler, Chief Financial Officer.  Mr. Butler has served as Chief Financial officer with Deep Down, Inc. since June 2007.  Prior, he has served in various capacities as a director, president, chief executive officer, chief financial officer and chief operating officer for Weatherford International, Inc., a $2 billion multinational service and equipment corporation serving the worldwide energy market, from 1974 to 1991.  He was elected to Weatherford’s board of directors in May of 1978, elected president and chief operating officer in 1979, and president and chief executive officer in 1984.  He successfully developed and implemented a turnaround strategy eliminating debt and returning the company to profitability during a severe energy recession.  Mr. Butler also expanded operations into international markets allowing Weatherford to become a major worldwide force with its offshore petroleum products and services.  Mr. Butler graduated from Texas A&M University in 1963, and served as an officer in the U.S. Navy until 1969 when he joined Arthur Andersen & Co.  Mr. Butler is distinguished by numerous medals and decorations, including the Bronze Star with combat “V” and the Presidential Unit Citation for his service with the river patrol force in Vietnam.

Mary L. Budrunas, Vice-President and Director.  Ms. Budrunas, co-founder of Deep Down, Inc. along with current chief executive officer Ron Smith, has served as Vice-President and director of the Company since December 2006.  Ms. Budranus is responsible for the Company’s administrative functions including human resources and accounting.  Ms. Budrunas has more than 30-years of logistical management experience in manufacturing, fabrication, and industrial sourcing in the oil and gas industry. Prior to Ms. Budrunas co-founding Deep Down in 1997, she managed the purchasing efforts of many projects over a 10-year period for Mustang Engineering, and previously directed procurement for a large petroleum drilling and production facility project in Ulsan, Korea.

Michael D. Teal, Corporate Controller.  Mr. Teal has served as corporate controller since January 2008.  Mr. Teal has significant experience in mergers and acquisitions, business development, business valuations, investment analysis, strategic planning, debt financing, equity issues, bank lines, and financial planning.  His background has primarily been in the energy industry encompassing refining, natural gas, power generation, oil and gas exploration, marine services, and risk management.  Since 1984, Mr. Teal has held various corporate-level positions in accounting, treasury, and corporate finance functions with major energy companies, most notably Valero Energy Corporation, The Coastal Corporation, and El Paso Corporation.  He also was a consultant providing consultation services to major Houston and Dallas corporations and was recently a Senior Consultant with Sirius Solutions.  Mr. Teal graduated from the University of Texas at San Antonio in 1981 with a Bachelor of Business Administration degree in financial accounting.  He earned his Master of Business Administration degree from Our Lady of the Lake University in San Antonio, Texas in 1984.  In 1988, he became a Texas-licensed Certified Public Accountant.

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Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and in other public communications made by the Company; strive to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and directors as the Company is not required to do so.

There were no material changes to the procedures by which shareholders may recommend nominees to the Company’s board of directors.

In lieu of an Audit Committee, the Company’s Board of Directors is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors reviews the Company's internal accounting controls, practices and policies. Our Board of Directors has determined that no director qualifies as an audit committee financial expert as defined in Item 407(d) (5) (ii) of Regulation S-B.

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PRICE RANGE OF COMMON STOCK

Our common stock is traded on the OTC Bulletin Board and prices are quoted under the symbol “DPDW.”  The following table sets forth the highest and lowest sale prices for our common stock during the periods indicated, as quoted on the OTC Bulletin Board:

Quarterly Period (or portion thereof)
	High	Low
Fiscal 2008:
1st Quarter	$1.24	$0.35

Fiscal 2007:
4th Quarter	$2.35	$0.76
3rd Quarter	$0.94	$0.51
2nd Quarter	$0.78	$0.27
1st Quarter	$0.42	$0.16

Fiscal 2006:
4th Quarter	$0.85	$0.13

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

Exhibit A

Purchase Agreement

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1

Exhibit B

Financial Statements of Flotation Technologies, Inc.

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2

Exhibit C

Unaudited Combining Pro Forma Financial Results

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3